Exhibit 10.2

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

AND FIRST AMENDMENT TO RATIFICATION AGREEMENT

This THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT AND FIRST AMENDMENT TO RATIFICATION AGREEMENT (this “Agreement”), dated as of February 6, 2012, is made by and among Salus Capital Partners, LLC (as assignee of Wells Fargo Bank, N.A.), in its capacity as agent (in such capacity, “Agent”) acting for and on behalf of itself and the lenders from time to time party to the Loan Agreement (as defined below) (collectively with Agent, the “Lenders”), the Lenders, and RoomStore Inc., a Virginia corporation, as Debtor and Debtor-in-Possession (“Borrower” or “Debtor” and collectively with Agent and Lenders, the “Parties”).

W I T N E S S E T H:

WHEREAS, on the Petition Date, Borrower commenced its chapter 11 bankruptcy case (the “Chapter 11 Case”) in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”), and Borrower retained possession of its assets and is authorized under title 11 of chapter 11 of the United States Code (the “Bankruptcy Code”) to continue the operation of its businesses as a debtor-in-possession; and

WHEREAS, prior to the commencement of the Chapter 11 Case, Wells Fargo Bank, N.A. (“Wells Fargo”), as successor by merger to Wells Fargo Retail Finance, LLC, made loans and advances and provided other financial or credit accommodations to Borrower secured by substantially all assets and properties of Borrower as set forth in the Pre-Petition Loan Documents (as defined below); and

WHEREAS, the Bankruptcy Court entered the Interim Order (A) Authorizing Debtor To Obtain Interim Post-Petition Financing and Grant Security Interests and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 105 and 364(c); (B) Authorizing the Use of Cash Collateral; (C) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; (D) Authorizing Debtor To Enter Into Agreements With Wells Fargo Bank, N.A., in Its Capacity as Agent; and (E) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001 (the “Interim Financing Order”) [Docket No. 53], pursuant to which Wells Fargo made post-petition loans and advances and provided other financial accommodations to Borrower, which advances and other financial accommodations were secured by substantially all the assets and properties of Borrower as set forth in the Interim Financing Order; and

WHEREAS, in connection with the Interim Financing Order, Borrower entered into the Ratification Agreement (as defined below), which modified the terms of the Pre-Petition Loan Documents (as defined below); and

WHEREAS, the Bankruptcy Court entered the Final Order (A) Authorizing Debtor To Obtain Interim Post-Petition Financing and Grant Security Interests and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 105 and 364(c); (B) Authorizing the Use of Cash Collateral; (C) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; and (D) Authorizing Debtor To Enter Into Agreements With Wells Fargo Bank, N.A., in Its Capacity as Agent; (the “Final Financing Order”) [Docket No. 222] on January 5, 2012, as affirmed and modified by the Supplemental Order (defined below); and

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WHEREAS, Wells Fargo, as both agent and lender, has assigned to Salus Capital Partners, LLC all of its right, title, and interest in to, and under the Loan Documents, such that Salus Capital Partners, LLC is the sole Lender and the Agent under the Loan Documents and the Pre-Petition Loan Documents; and

WHEREAS, the Borrower, the Agent and the Lenders desire to amend the terms and conditions of the Loan Documents in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, Lenders, and Borrower mutually covenant, warrant and agree as follows:

1. DEFINITIONS.

1.1 Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below, and the Loan Agreement and the other Loan Documents shall be deemed and are hereby amended to include, in addition and not in limitation, each of the following definitions:

(a) “Cash Collateral Advances” shall mean the Revolving Credit Loans in the aggregate principal amount of $1,517,250, the proceeds of which were paid to Wells Fargo as cash collateral for contingent obligations related to certain standby letters of credit issued by Wells Fargo for the account of Borrower.

(b) “CDS” shall mean Creative Distribution Services, LLC.

(c) “Collateral” shall have the meaning set forth in section 2.1.1 of the Final Financing Order (as defined below).2

(d) “Guarantor Documents” shall mean that certain General Security Agreement and that certain Guaranty executed on December 15, 2011 by MDG (as defined below) in favor of Wells Fargo, each as assigned by Wells Fargo to Agent and Lenders on January 20, 2011.

(e) “MDG” shall mean Mattress Discounters Group, LLC, which is also referred to in the Loan Documents as the “Guarantor.”

(f) “MDG Advance Amount” shall mean, as of any date, the lesser of (i) $2,500,000 and (ii) the product of (x) the trailing twelve-month EBITDA of MDG, multiplied by (y) 65%, multiplied by (z) 4.0; provided that if at any time (1) any of the Guarantor Documents shall not be in full force and effect, effective to grant in favor of Agent, for the benefit of the

[2]

As provided in footnote 2 to the Final Financing Order, the liens granted to Agent and Lenders pursuant thereto (a) extend to the proceeds, if any, of the Debtors’ leasehold interests in real property, but do not extend to any such leasehold interests themselves and (b) do not extend to avoidance power actions brought under Sections 542, 545, 547, 548, 549, or 550 of the Bankruptcy Code.

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Lenders, a valid and effective first priority lien on all or substantially all of the assets of MDG (subject to the limitations set forth in the Guarantor Documents), or (2) MDG or any other party shall terminate the effectiveness or enforceability of any of the Guarantor Documents, the MDG Advance Amount shall be zero.

(g) “MDG/CDS Advances” shall mean any Revolving Credit Loans attributable to the MDG Advance Amount and the Pledged CDS Equity Amount. The principal amount of all Revolving Credit Loans outstanding at any time shall constitute MDG/CDS Advances up to the MDG/CDS Advance Ceiling (as defined below), provided that any outstanding Cash Collateral Advances shall not constitute MDG/CDS Advances.

(h) “MDG/CDS Advance Ceiling” shall mean the sum of the MDG Advance Amount and the Pledged CDS Equity Amount (as defined below).

(i) “Obligations”: Includes, without limitation, the following:

(a) All and each of the following, whether now existing or hereafter arising under this Agreement or under any of the other Loan Documents:

(i) All Liabilities.

(ii) Any and all direct and indirect liabilities, debts, and obligations of the Borrower to the Agent or the Lenders, each of every kind, nature, and description.

(iii) Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower to the Agent or the Lenders (including all future advances whether or not made pursuant to a commitment by the Agent or the Lenders), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Agent or the Lenders, may hold against the Borrower.

(iv) All notes and other obligations of the Borrower now or hereafter assigned to or held by the Agent or the Lenders, each of every kind, nature, and description.

(v) All interest, fees, and charges and other amounts which may be charged by the Agent or the Lenders, to the Borrower and/or which may be due from the Borrower to the Agent or the Lenders, from time to time.

(vi) All costs and expenses incurred or paid by the Agent or the Lenders, in respect of any agreement between the Borrower and the Agent or the Lenders, or instrument

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furnished by the Borrower to the Agent or Lenders (including, without limitation, Costs of Collection, attorneys’ reasonable fees, including reasonable fees and expenses of Lenders’ Special Counsel, and all court and litigation costs and expenses).

(vii) Any and all covenants of the Borrower to or with the Agent or the Lenders, and any and all obligations of the Borrower to act or to refrain from acting in accordance with any agreement between the Borrower and the Agent or the Lenders, or instrument furnished by the Borrower to the Agent or the Lenders.

(viii) Each of the foregoing as if each reference to “Agent,” were to each Affiliate of the Agent and each of the foregoing as if each reference to “Lenders,” were to each Affiliate of the Lenders.

(b) Any and all direct or indirect liabilities, debts, and obligations of the Borrower to the Agent or the Lenders or any Affiliate of the Agent or Affiliate of the Lenders, each of every kind, nature, and description owing on account of any service or accommodation provided to, or for the account of the Borrower, in each case pursuant to this or any other Loan Document, including Bank Product Obligations and the issuances of L/C’s.

(j) “Pledged CDS Equity” shall mean the thirty-one percent (31%) membership interest in CDS owned by Borrower and pledged to Agent, for the benefit of the Lenders, pursuant to the terms of the Pledge Agreement, dated as of May 27, 2010 by Borrower in favor of Agent.

(k) “Pledged CDS Equity Amount” shall mean $500,000; provided that if at any time (i) Agent, for the benefit of the Lenders, shall not hold a perfected first-priority pledge of all of Borrower’s membership interests in CDS (constituting not less than 31% of the total membership interests in CDS), or (ii) if CDS shall be subject to any proceeding under the Bankruptcy Code or any other state or federal insolvency proceeding, the Pledged CDS Equity Amount shall be deemed to be zero.

(l) “Pledged MDG Equity” shall mean the sixty-five percent (65%) membership interest in MDG owned by Borrower and pledged to Agent, for the benefit of the Lenders, pursuant to the terms of the Pledge Agreement, dated as of May 27, 2010 by Borrower in favor of Agent.

(m) “Pre-Petition Loan Documents” shall mean the Loan Documents (as defined in the Pre-Petition Loan Agreement), as amended prior to the Petition Date, in each instance as in effect immediately prior to the Petition Date.

(n) “Pre-Petition Loan Agreement” shall mean the Loan and Security Agreement, dated as of May 27, 2010, by and among Borrower, Agent, and Lenders, as amended

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by Amendment No. 1 to Loan and Security Agreement dated as of September 23, 2011, by and among Wells Fargo (as agent and sole lender) and the Borrower, and as in effect immediately prior to the Petition Date.

(o) “Pre-Petition Liabilities” shall mean all Obligations arising at any time before the Petition Date, whether incurred by Borrower as principal, surety, endorser, guarantor or otherwise and including, without limitation, all principal, interest, financing charges, letter of credit fees, unused line fees, servicing fees, line increase fees, early termination fees, other fees, commissions, costs, expenses and attorneys’, accountants’, and consultants’ fees and expenses incurred in connection with any of the foregoing.

(p) “Post-Petition Liabilities” shall mean all Obligations arising on or after the Petition Date, and whether arising on or after the conversion or dismissal of the Chapter 11 Case, or before, during, and after the confirmation of any plan of reorganization in the Chapter 11 Case, and whether arising under or related to the Loan Agreement, the other Loan Documents, the Final Financing Order, by operation of law, or otherwise, and whether incurred by Borrower as principal, surety, endorser, guarantor, or otherwise and including, without limitation, all principal, interest, financing charges, letter of credit fees, unused line fees, servicing fees, line increase fees, debtor-in-possession facility fees, early termination fees, other fees, commissions, costs, expenses, and attorneys’, accountants’, and consultants’ fees and expenses incurred in connection with any of the foregoing.

(q) “Ratification Agreement” shall mean that certain Ratification and Amendment Agreement dated as of December 14, 2011, by and among Borrower, Guarantor, Agent, and Lenders.

(r) “Supplemental Order” shall mean an order of the Bankruptcy Court (i) approving the terms, conditions, and amendments to the Loan Documents set forth in this Agreement, (ii) authorizing the Parties to enter into this Agreement, and (iii) supplementing and/or modifying the Final Financing Order (as defined below), as applicable.

(s) “Third Amendment” shall mean this Agreement.

(t) “Third Amendment Effective Date” shall mean the date of entry by the Bankruptcy Court of the Supplemental Order.

1.2 Amendments to Definitions.

(a) Appraised Inventory Net Liquidation Value. The definition of “Appraised Inventory Net Liquidation Value” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Appraised Inventory Net Liquidation Value”: The product of (a) the Cost of Eligible Inventory (net of Inventory Reserves) multiplied by (b) that percentage, determined by the Agent from the then most recent appraisal of Borrower’s Inventory obtained by the Agent, to reflect the

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appraiser’s estimate of the net realization on Cost of the Liquidation of the Borrower’s Inventory. Agent and Lenders acknowledge and agree that as of the Third Amendment Effective Date (and without limiting the right of the Agent to obtain any new appraisal of Borrower’s Inventory), the percentages contemplated by the forgoing clause (b) shall be as set forth below for the months indicated:

Month	Percentage
January 2012	67.00%
February 2012	69.20%
March 2012	66.10%
April 2012	66.90%
May 2012	67.70%

(b) Appraised Real Property Net Liquidation Value. The definition of “Appraised Real Property Net Liquidation Value” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Appraised Real Property Net Liquidation Value”: $4,700,000 as of the Third Amendment Effective Date, which amount may be adjusted upward or downward as determined by the Agent based upon receipt of the most recent appraisal of such Real Property obtained by the Agent, to reflect the appraiser’s estimate of the net realization of the Liquidation of such Real Property.

(c) Availability Reserves. The definition of “Availability Reserves” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Availability Reserves”: Such reserves as the Agent from time to time determines in the Agent’s reasonable discretion as being appropriate to reflect the impediments to the Agent’s ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:

(i) Rent for any location in a Landlord State if a Collateral Access Agreement has not been received by the Agent (which shall be one (1) month’s rent for any such location).

(ii) Customer Credit Liabilities.

(iii) Taxes and other governmental charges, including, ad valorem, personal property, and other taxes which in each case might have priority over the Collateral Interests of the Agent in the Collateral, in each case unless being contested in good faith and for which adequate cash reserves for the payment thereof have been established.

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(iv) Bank Product Obligations.

(v) Payables that are past the Borrower’s normal trade terms.

As of the Third Amendment Effective Date, Agent and Lenders acknowledge and agree that “Availability Reserves” include the following, provided that the foregoing shall not in any way limit the ability of the Agent at any time to impose additional Availability Reserves or modify existing Availability Reserves in Agent’s reasonable credit judgment:

Description	Amount	Reserve Factor	Reserve Amount
Merchandise Credits
Gift Certificates	$35,234	50%	$17,617
Customer Deposits	$3,470,168	50%	$1,735,084
Landlord Liens	$401,432	1 month	$401,432
Self-Insured Medical Claims	$474,600	2 months	$949,200
Texas Sales Tax	$304,624	1 month	$304,624
Texas Property Tax	$468,414	1 year	$468,414
Professional Fee Carve-Out	$500,000	$75,000/week	$500,000
Wells Fargo Purchase Card	$15,000	Credit Limit	$15,000

(d) Bank Product Obligations. The definition of “Bank Product Obligations” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Bank Product Obligations”: All obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower or its Subsidiaries to Bank Product Providers pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Borrower or its Subsidiaries pursuant to the Bank Product Agreements.

(e) Bank Product Providers. The definition of “Bank Product Providers” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Bank Product Providers”: Wells Fargo Bank, N.A. and any other bank satisfactory to Agent and Borrower that from time to time either provides Bank Products to the Borrower or its Subsidiaries.

(f) Bank Products. The definition of “Bank Products” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Bank Products”: Any service or facility extended to the Borrower or its Subsidiaries by a Bank Product Provider, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedge Agreements.

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(g) Base. The definition of “Base” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Base”: The rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate” in effect in New York, New York, each change in “Base” to be effective from and including the date such change is publicly announced as being effective.

(h) Base Margin. The definition of “Base Margin” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Base Margin”: Three percent (3.0%).

(i) Borrowing Base. The definition of “Borrowing Base” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

(i) The face amount of Eligible Credit Card Receivables (including Borrower’s private label credit card receivables, so long as such credit card program remains available for new sales) multiplied by the Credit Card Advance Rate (less associated Receivables Reserves);

Plus

(ii) The lesser of (x) the Appraised Inventory Net Liquidation Value of Eligible Inventory multiplied by (1) from the Third Amendment Effective Date through the date two months thereafter, 95%, and (2) thereafter, 92% (less Inventory Reserves); and (y) 70% of the value of Eligible Inventory (calculated at the lower of Cost or market value);

Plus

(iii) The Appraised Real Property Net Liquidation Value of all Eligible Real Property multiplied by the Real Property Advance Rate (less any Real Property Reserves);

Plus

(iv) the MDG Advance Amount;

Plus

(v) the Pledged CDS Equity Amount;

Minus

(vi) Any Availability Reserves established by Agent.

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(j) Budget. The definition of Budget is hereby deleted in its entirety and replaced with the following:

“Budget”: The budget attached to the Third Amendment as Exhibit A and the Supplemental Order, as amended and supplemented from time to time in accordance with the Loan Documents and Final Financing Order.

(k) Cost. The definition of “Cost” in the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Cost”: The lower of

(a) the calculated cost of purchases, based upon the Borrower’s accounting practices, on an average cost basis, known to the Agent, which practices are in effect on the Third Amendment Effective Date, as such calculated cost is determined from invoices received by the Borrower, the Borrower’s purchase journal, or the Borrower’s stock ledger, as applicable; and

(b) the cost equivalent of the lowest ticketed or promoted price at which the subject Inventory is offered to the public, after all mark-downs (whether or not such price is then reflected on the Borrower’s accounting system), determined in accordance with the Borrower’s historic business practices;

provided that “Cost” does not include Inventory capitalization costs or other non-purchase price charges (such as UNICAP) used in the Borrower’s calculation of cost of goods sold.

(l) Eligible Real Property. The definition of “Eligible Real Property” in the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Eligible Real Property”: The Domestic Distribution Center, provided that Agent has a perfected security interest, lien, mortgage, deed of trust, or collateral assignment that is prior and superior to all claims and all Encumbrances (other than Permitted Encumbrances, subject to the Agent’s rights to establish Reserves therefor in accordance with the terms of this Agreement).

(m) Interest Payment Date. The definition of “Interest Payment Date” in the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Interest Payment Date”: the first day of each month and the Termination Date.

(n) Issuer. The definition of “Issuer” in the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Issuer”: The issuer of any L/C, including Sovereign Bank or any other commercial bank approved by Agent and acceptable to Borrower.

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(o) Material Budget Deviation. The definition of “Material Budget Deviation” in the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Material Budget Deviation” shall mean, with respect to any Test Period, if (i) the inventory receipts of Borrower during such Test Period are less than eighty percent (80%) of the projected inventory receipts during such Test Period as reflected in the Budget, (ii) any line item expense (excluding line items within the “Bankruptcy Costs” category in the Budget and as further detailed on a schedule attached to each submission) during such Test Period exceeds one hundred fifteen percent (115%) of the projected line item expense during such Test Period as reflected in the Budget, or (iii) aggregate cash disbursements by Borrower during such Test Period exceed one hundred ten percent (110%) of the projected aggregate disbursements during such Test Period as reflected in the Budget.

(p) Maturity Date. The definition of “Maturity Date” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Maturity Date”: June 12, 2013, or, if such day is not a Business Day, the next succeeding Business Day.

(q) Permitted Encumbrances. The definition of “Permitted Encumbrances” in the Loan Agreement is hereby amended by adding a new subsections (m) and (n) as follows:

“(m) Liens in favor of Wells Fargo on Borrower’s cash held by Wells Fargo as cash collateral for letters of credit issued by Wells Fargo for the account of Borrower.

(n) Liens in favor of Wells Fargo on Borrower’s cash held by Wells Fargo as cash collateral for the P-card reserves and general reserve (as described in Assignment Agreement).”

(r) Real Property Advance Rate. The definition of “Real Property Advance Rate” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Real Property Advance Rate”: Seventy percent (70%).

(s) Revolving Credit Loan Ceiling. The definition of “Revolving Credit Loan Ceiling” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Revolving Credit Loan Ceiling”: Fifteen Million Dollars ($15,000,000).

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(t) Termination Date. The definition of “Termination Date” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Termination Date”: The earliest to occur of (a) the Maturity Date; (b) the date set as the Termination Date in a notice by the Agent to Borrower on account of the occurrence of any Event of Default (other than the Existing Defaults) or the occurrence of an event of default as specified under the Final Financing Order; (c) the effective date of a plan of reorganization or liquidation of Borrower in the Chapter 11 Case; (d) closing of a sale of all or substantially all of the assets of the Borrower; and (e) payment in full in cash of all Liabilities, and cash collateralization of all contingent and continuing Liabilities in accordance with the Loan Documents, after notice by Borrower to Agent of Borrower’s intent to terminate this Agreement.

(u) Test Period. The definition of “Test Period” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Test Period” shall mean each three-week period ending on Sunday of each week covered by the Budget; provided that, until the third full Budget week after January 20, 2012, Budget compliance testing using forecast weeks ending January 29, 2012 through February 12, 2012 shall proceed under the Loan Documents and the Final Financing Order without giving effect to the Third Amendment or the Supplemental Order; provided, however, that during any Test Period, including but not limited to forecast weeks 1 through 3, “Budget” shall have the meaning ascribed thereto in the Third Amendment.

(v) Loan Documents. All references to the term “Loan Documents” in the Loan Agreement or the other Loan Documents shall be deemed, and each such reference is hereby amended, to include, in addition and not in limitation, this Agreement, the Ratification Agreement, the Supplemental Order, the Final Financing Order and all of the Pre-Petition Loan Documents, as ratified, assumed, and adopted by Borrower pursuant to the terms hereof, as each of the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, or replaced.

(w) Loan Agreement. All references to the term “Loan Agreement” in the Loan Agreement or the other Loan Documents shall be deemed, and each such reference is hereby amended, to mean the Pre-Petition Loan Agreement, as amended by the Ratification Agreement and this Agreement and as ratified, assumed and adopted by Borrower pursuant to the terms hereof, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(x) Liabilities. All references to the term “Liabilities” in the Loan Agreement, this Agreement or the other Loan Documents shall be deemed, and each such reference is hereby amended, to mean both the Pre-Petition Liabilities and the Post-Petition Liabilities.

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1.3 Deleted Definitions.

The following definitions shall be deleted in their entirety from the Loan Agreement: “Arrangement Fee”, “Eastern Division”, “Eastern Division Appraised Inventory Liquidation Value”, “Eastern Division Borrowing Base”, “Eastern Division Inventory Advance Rate”, “Factored Receivables”, “Federal Funds Rate”, “Fee Letter”, “IT Trigger Date”, “Western Division”, “Western Division Appraised Inventory Liquidation Value”, “Western Division Borrowing Base” and “Western Division Inventory Advance Rate” and such definitions and references thereto shall no longer be applicable to the Loan Agreement.

1.4 Interpretation.

(a) For purposes of this Agreement, unless otherwise defined or amended herein, including, but not limited to, those terms used or defined in the recitals hereto, all terms used herein shall have the respective meanings assigned to such terms in the Loan Agreement.

(b) All references to any term in the singular shall include the plural and all references to any term in the plural shall include the singular unless the context of such usage requires otherwise.

(c) All terms not specifically defined herein or in the Loan Agreement that are defined in the Uniform Commercial Code, as in effect in the State of New York as of the date hereof, shall have the meaning set forth therein, except that the term “Lien” or “lien” shall have the meaning set forth in § 101(37) of the Bankruptcy Code.

2. ACKNOWLEDGMENT.

2.1 Pre-Petition Liabilities and Post-Petition Liabilities.

(a) Borrower hereby acknowledges, confirms and agrees that, as of January 20, 2012, (i) all Pre-Petition Liabilities have been paid in full and all Revolving Credit Loans and other obligations under the Loan Documents constitute Post-Petition Liabilities and (ii) prior to giving effect to the Assignment Agreement, Borrower was indebted to Wells Fargo, pursuant to the terms of the Loan Documents in respect of all Post-Petition Liabilities in the aggregate principal amount of not less than $4,357,280.00, consisting of (i) Revolving Credit Loans made pursuant to the Loan Documents (which include the Cash Collateral Advances), together with interest accrued and accruing thereon, and (ii) other charges now or hereafter owed by Borrower to Agent and Lenders in respect thereof, all of which are unconditionally owing by Borrower to Agent and Lenders, without offset, defense, or counterclaim of any kind, nature, and description whatsoever.

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(b) Borrower hereby acknowledges, confirms and agrees that, as of the February 3, 2012, Borrower was indebted to Agent and Lenders in respect of all Post-Petition Liabilities in the aggregate principal amount of not less than $6,126,857.95 in respect of all Post-Petition Liabilities, consisting of (i) Revolving Credit Loans made pursuant to the Loan Documents, together with interest accrued and accruing thereon, and (ii) other charges now or hereafter owed by Borrower to Agent and Lenders in respect thereof, all of which are unconditionally owing by Borrower to Agent and Lenders, without offset, defense, or counterclaim of any kind, nature, and description whatsoever.

2.2 Acknowledgment of Security Interests.

Borrower hereby acknowledges, confirms, and agrees that Agent, for the benefit of itself and the Lenders, has and shall continue to have valid, enforceable, and perfected first-priority and senior security interests in and liens upon all of the Collateral, for the benefit of itself and Lenders, pursuant to the Loan Documents, Assignment Agreement, and Final Financing Order, to secure all of the Liabilities, subject only to Permitted Encumbrances and any other liens or encumbrances expressly permitted by the Final Financing Order that may have priority over the liens in favor of Agent and Lenders.

2.3 Binding Effect of Documents.

Borrower hereby acknowledges, confirms, and agrees that (a) each of the Loan Documents to which it is a party was duly executed and delivered to Agent and Lenders by Borrower and each is in full force and effect as of the date hereof, (b) the agreements and obligations of Borrower contained in the Loan Documents constitute the legal, valid, and binding obligations of Borrower enforceable against it in accordance with the terms thereof, and Borrower has no valid defense, offset, or counterclaim to the enforcement of such obligations, and (c) Agent and Lenders are and shall be entitled to all of the rights, remedies, and benefits provided for in the Loan Documents and the Final Financing Order.

3. ADOPTION AND RATIFICATION

Borrower hereby (a) ratifies, assumes, adopts, and agrees to be bound by all of the Loan Documents to which it is a party, consistent with the terms thereof (as may be amended by this Agreement and the Supplemental Order) and (b) agrees to pay all of the Liabilities in accordance with the terms of such Loan Documents, as amended by this Agreement, and in accordance with the Final Financing Order.

4. GRANT OF SECURITY INTEREST.

As collateral security for the prompt performance, observance and payment in full of all of the Liabilities, Borrower, as debtor and debtor-in-possession, hereby confirms, reaffirms, and restates Borrower’s prior grant to Agent, for the benefit of itself and Lenders, of continuing security interests in and liens upon, and rights of setoff against, all of the Collateral.

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5. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

In addition to the continuing representations, warranties, and covenants heretofore and hereafter made by Borrower to Agent and Lenders, whether pursuant to the Loan Documents, the Final Financing Order, or otherwise, and not in limitation thereof, Borrower hereby represents, warrants, and covenants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which, or compliance with, to the extent such compliance does not violate the terms and provisions of the Bankruptcy Code, shall be a continuing condition of the making of Revolving Credit Loans and facilitating Letters of Credit by Agent and Lenders:

5.1 Orders.

The Final Financing Order and the Supplemental Order have been duly entered, are valid, subsisting, and continuing and have not been vacated, modified, reversed on appeal, or vacated or modified by any order of the Bankruptcy Court (other than as consented to by Agent) and are not subject to any pending appeal or stay.

5.2 Use of Proceeds.

All Revolving Credit Loans and L/Cs provided or procured by Agent or any Lender to Borrower pursuant to the Loan Documents, the Final Financing Order, or otherwise, shall be used by Borrower for general operating and working capital purposes in the ordinary course of business of Borrower and in accordance with the Budget and the Loan Documents. Unless authorized by the Bankruptcy Court and approved by Agent in writing, no portion of any administrative expense claim or other claim relating to the Chapter 11 Case shall be paid with the proceeds of such Revolving Credit Loans or L/Cs provided or facilitated by Agent and Lenders to or for Borrower, other than those administrative expense claims, and other claims relating to the Chapter 11 Case directly attributable to the operation of the business of Borrower in the ordinary course of such business in accordance with the Budget, the Loan Documents, the Final Financing Order, and any other order entered by the Bankruptcy Court in the Chapter 11 Case. The payment of allowed fees and expenses of professionals retained pursuant to an order of the Bankruptcy Court and entitled to compensation from the Debtor’s estate pursuant to an order of the Bankruptcy Court shall not require the approval or consent of Agent; provided that (i) payment of any such allowed fees and expenses from the Collateral or the proceeds of any Revolving Credit Loans or L/ Cs shall be subject to the Budget, the Final Financing Order, and the Loan Documents and (ii) other than with respect to the Carve-Out (as defined in the Final Financing Order) as and to the extent provided in the Final Financing Order, Agent and Lenders shall have no obligation to pay, or to ensure that Borrower has the Availability to pay, any such allowed fees and expenses.

5.3 Reorganization/Emergence Process.

In the event that Borrower has not, on or before the close of business on April 15, 2012, repaid in full in cash all Liabilities or filed with the Bankruptcy Court a plan of liquidation or reorganization in form and substance reasonably satisfactory to Agent, Borrower shall:

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(a) If Borrower obtains a further extension of the 210-day period for any of its unexpired leases of nonresidential real estate (the “Extended Leases”), then for each Extended Lease: (i) each of the deadlines set forth below shall be extended automatically by the duration of such extension; (ii) the terms Fixtures and Other Assets shall not refer to the Borrower’s assets and properties at the corresponding store location during the period of the extension of the deadlines provided in (i) above; and (iii) Other Assets shall not refer to the Borrower’s intellectual property until such time as the extension of the deadlines provided in (i) above shall have run for each of the Extended Leases.

(b) Sale Motion. Not later than April 16, 2012, Borrower shall file with the Bankruptcy Court a motion, in form and substance satisfactory to Agent, seeking approval, on terms and conditions acceptable to Agent, of (i) an auction, and subsequent assignment and assumption, of the Leases for each of Borrower’s store locations, (ii) for an auction sale of the Fixtures located at such store locations and (iii) for the sale by the liquidator, as described below, of the remaining assets and properties (other than Leases and Fixtures but including Inventory and intellectual property) of Borrower (the “Other Assets”).

(c) Bid Package. Simultaneously with the filing of such motion, Borrower shall distribute bid packages to nationally recognized retail inventory liquidation firms with respect to the Other Assets. Such bid packages shall require the submission, not later than April 20, 2012, of bids to conduct the sales of the Other Assets.

(d) Discussion of Bids. Borrower shall discuss all bids received with Agent and, in consultation with Agent and the Committee, Borrower may select a “stalking horse” bidder prior to the auction with respect to the Other Assets.

(e) Auction. Not later than April 23, 2012, Borrower shall auction the right to conduct the sales of the Other Assets to the highest and best bidder (the “Second Liquidator”).

(f) Other Asset Sale Order. Not later than April 24, 2012, Borrower shall obtain the entry of an Order of the Bankruptcy Court, in form and substance satisfactory to Agent, approving the Second Liquidator with respect to the Other Assets and authorizing the sale of the Other Assets on terms and conditions acceptable to Agent (the “Other Asset Sale Order”).

(g) Sale of Other Assets. Not later than April 26, 2012, Borrower shall commence the sale of the Other Assets in accordance with the Other Asset Sale Order and otherwise on terms and conditions acceptable to Agent.

(h) Auction Order. Not later than April 30, 2012, Borrower shall obtain the entry of an Order of the Bankruptcy Court, in form and substance satisfactory to Agent, authorizing Borrower to conduct an auction sale, on terms and conditions acceptable to Agent, with respect to the Leases and Fixtures (the “Auction Order”).

(i) Auction. Not later than May 11, 2012, Borrower shall hold an auction for the sale of the Leases and Fixtures to the highest and best bidder in accordance with the Auction Order.

(j) Lease/Fixture Sale Order. Not later than May 14, 2012, Borrower shall obtain the entry of an Order of the Bankruptcy Court, in form and substance satisfactory to Agent, approving the results of the auction, authorizing the sale of the Fixtures, and assignment and assumption of the Leases, to the highest and best bidder (the “Lease and Fixture Sale Order”).

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(k) Sale of Leases and Fixtures. Not later than May 24, 2012, Borrower shall consummate the sale of the Fixtures, and assignment and assumption of the Leases, in accordance with the terms of the Lease and Fixture Sale Order and otherwise on terms and conditions acceptable to Agent.

5.4 Bankruptcy Reporting.

Borrower shall provide Agent with copies of all financial reports, schedules, and other materials and information at any time furnished by or on behalf of Borrower to the Bankruptcy Court, the United States Trustee, or any creditors’ committee appointed in the Chapter 11 Case, in each instance concurrently with the delivery thereof to the Bankruptcy Court, United States Trustee, or creditors’ committee, as applicable. Subject to execution by MDG and Ray Bojanowski (individually and on behalf of MDG) of a nondisclosure agreement acceptable to Borrower, Borrower shall provide to MDG and Ray Bojanowski copies of all financial reports delivered to Agent under Section 5.8 of the Loan Agreement simultaneously with their provision to Agent.

6. AMENDMENTS.

6.1 Revolving Credit Loan Requests.

Section 2.5 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(a) Requests for loans and advances under the Revolving Credit may be requested by the Borrower in such manner as may from time to time be reasonably acceptable to the Agent.

(b) The Borrower may request that the Agent cause the issuance of L/C’s for the account of the Borrower as provided in Section 2.18.

(c) Agent may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit that the Agent, in good faith, believes to have been made by a Person duly authorized to act on behalf of the Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation, pending the Agent’s being furnished with such documentation concerning that Person’s authority to act as may be reasonably satisfactory to the Agent.

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(d) A request by the Borrower for a loan or advance or other financial accommodation under the Revolving Credit shall be irrevocable and shall constitute certification by the Borrower that as of the date of such request, each of the following is true and correct:

(i) Each representation, not relating to a specific date, that is made herein or in any of the Loan Documents is then true and correct in all material respects as of and as if made on the date of such request (except (A) to the extent of changes resulting from transactions contemplated or permitted by this Agreement or the other Loan Documents and changes occurring in the ordinary course of business and (B) to the extent that such representations and warranties expressly relate to an earlier date).

(ii) Neither a Default nor an Event of Default exists.

(e) If, at any time or from time to time, a Default or Event of Default exists and is continuing, Agent may suspend the Revolving Credit immediately, in which event neither the Agent nor the Lenders shall be obligated during such suspension to make any additional loans or advances or to provide any additional financial accommodation hereunder or to seek the issuance of any L/C.”

6.2 The Loan Account.

Section 2.8 of the Loan Agreement is hereby amended by adding a new subsection (g) as follows:

“(g) Collections and payments received by Agent shall be applied to the Obligations on the first Business Day following the Business Day of receipt of such payment.”

6.3 Payment of the Loan Account.

Section 2.10 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“2.10 LOAN ACCOUNT AND MANDATORY PREPAYMENTS

(a) Subject to Section 2.13 hereof, the Borrower may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.

(b) The Borrower, without notice or demand from the Agent, shall pay the Agent that amount, from time to time, that is necessary so that there is no Overloan, including, without limitation, a Permissible Overloan, outstanding.

(c) The Borrower shall repay the then entire unpaid balance of the Revolving Credit and all other Liabilities on the Termination Date.

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(d) The Agent shall endeavor to cause payments, pursuant to Sections 2.10(a) and 2.10(b), to be applied in accordance with Section 7.5(a) of this Agreement.

(e) In the event that Borrower sells all or any portion of its interest in the Pledged MDG Equity or the Pledged CDS Equity, or Borrower receives dividends or distributions on account of the Pledged MDG Equity or the Pledged CDS Equity outside of the ordinary course of business, the entire amount of the net proceeds of such sales, dividends, or distributions shall be applied to reduce the balance of the Revolving Credit and the Revolving Credit Loan Ceiling shall be permanently reduced by an amount equal to (i) in the case of a sale of the Pledged MDG Equity or the Pledged CDS Equity, a pro rata percentage of the MDG Advance Amount or the Pledged CDS Equity Amount, based upon the portion of the Pledged MDG Equity or Pledged CDS Equity sold, as applicable, or (ii) in the case of dividends or distributions on account of the Pledged MDG Equity or the Pledged CDS Equity outside of the ordinary course of business, an amount to be agreed upon by the parties.”

6.4 Interest on Revolving Credit Loans.

Section 2.11 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“2.11 INTEREST ON REVOLVING CREDIT LOANS AND MDG/CDS ADVANCES.

(a) Except as set forth in Section 2.11(b) and 2.11(c), each Revolving Credit Loan shall bear interest at a per annum rate equal to the greater of (x) the Base Rate plus the Base Rate Margin and (y) five and one-half percent (5.5%), as determined based upon a 360-day year and actual days elapsed.

(b) MDG/CDS Advances shall bear interest (i) for the period from the Third Amendment Effective Date until ninety (90) days after the Third Amendment Effective Date, at thirteen percent (13%) per annum, and (ii) thereafter, a percentage determined with reference to the grid set forth below based upon average Availability during the most recently completed fiscal quarter:

Availability	Interest Rate for MDG/CDS Advances
$5,000,000 or greater	9.50%
Less than $5,000,000 but more than $3,000,000	11.0%
$3,000,000 or less	13.0%

Following the date ninety (90) days after the Third Amendment Effective Date, the interest rate for MDG/CDS Advances shall be set as of the first day of each fiscal quarter of the Borrower based upon the average Availability for the

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immediately preceding fiscal quarter. The principal amount of all Revolving Credit Loans outstanding at any time shall constitute MDG/CDS Advances up to the MDG/CDS Advance Ceiling, provided that any outstanding Cash Collateral Advances shall not constitute MDG/CDS Advances.

(c) Cash Collateral Advances shall bear interest at three percent (3.0%) per annum.

(d) Accrued and unpaid interest on the outstanding principal balance of the Revolving Credit Loans (including the MDG/CDS Advances and the Cash Collateral Advances) shall be due and payable on each Interest Payment Date.

(e) Following the occurrence and during the continuance of any Event of Default or at any time following the Termination Date, in Agent’s sole discretion, all Revolving Credit Loans (including the MDG/CDS Advances and the Cash Collateral Advances) shall bear interest at a rate that is two percent (2.0%) above the applicable rate set forth above.”

6.5 Unused Line Fee.

Section 2.12 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“2.12 UNUSED LINE FEE.

In addition to any other fee to be paid by the Borrower on account of the Revolving Credit, the Borrower shall pay the Agent, for the benefit of the Lenders, an “Unused Line Fee.” The Unused Line Fee shall equal Three Quarters of One Percent (0.75%) per annum of the average difference between the Revolving Credit Loan Ceiling and the sum of (i) the unpaid principal balance of the Loan Account and (ii) the Stated Amount of issued and undrawn L/Cs. The Unused Line Fee shall be payable monthly in arrears on the first day of each month, and on the Termination Date.”

6.6 Early Termination Fee.

Section 2.13 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“2.13 EARLY TERMINATION OR EXIT FEES.

(a) If (i) the Revolving Credit is terminated or permanently reduced for any reason (including by the Agent and Lenders following the occurrence and continuance of an Event of Default, or upon the Termination Date, or if Borrower elects to terminate the Revolving Credit or reduce the Revolving Credit Ceiling on a date prior to the Maturity Date), (ii) the Obligations are paid in full on the Maturity Date or otherwise and this Agreement is terminated, or (iii) this Agreement is converted into an exit credit facility upon Borrower’s emergence

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from the Chapter 11 Case with the consent of the Agent and Lenders (it being understood that any such consent shall be granted in the sole discretion of Agent and Lenders and there being no commitment on the part of Agent and Lenders to do so), then Borrower shall pay to Agent, for the benefit of the Lenders, a fee in an amount equal to three-quarters of one percent (0.75%) of the then effective Revolving Credit Loan Ceiling (or in the case of a reduction of the Revolving Credit Loan Ceiling, three-quarters of one percent (0.75%) of the amount by which the Revolving Credit Loan Ceiling is to be reduced). The fee payable by the Borrower pursuant to this Section 2.13(a) shall be fully earned and due and payable upon the date of the occurrence of any event described in the foregoing clauses (i), (ii), or (iii), and upon the occurrence of any such event, no portion of the fee payable under this Section 2.13(a) shall be subject to refund, rebate, or abatement in whole or part.

(b) In addition to the fee described in Section 2.13(a), if either (i) Lenders offer to provide exit financing in connection with Borrower’s reorganization and emergence from the Chapter 11 Case (it being understood that any such financing shall be offered in the sole discretion of Agent and Lenders and there being no commitment on the part of Agent and Lenders to do so) or (ii) Borrower voluntarily terminates this Agreement for any reason (including repayment of the Obligations under this Agreement with the proceeds of an alternative debtor-in-possession credit facility or exit facility), then Borrower shall pay to Agent, for the benefit of the Lenders, an additional fee in an amount equal to three-quarters of one percent (0.75%) of the then effective Revolving Credit Loan Ceiling. The fee payable by Borrower pursuant to this Section 2.13(b) shall be fully earned and due and payable upon the date of the occurrence of any event described in the foregoing clauses (i) and (ii), and upon the occurrence of any such event no portion of such fee shall be subject to refund, rebate, or abatement in whole or part.”

6.7 Arrangement Fee.

Section 2.14 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“2.14 CLOSING FEE AND COLLATERAL MONITORING FEE

(a) Borrower shall pay to Agent, for the benefit of the Lenders, a “Closing Fee” in the amount of $150,000, which Closing Fee is fully earned and due and payable on the Third Amendment Effective Date. No portion of the Closing Fee shall be subject to refund, rebate, or abatement in whole or part.

(b) From and after the Third Amendment Effective Date, Borrower shall pay to Agent collateral monitoring fees at the rate of $5,000 per month, which fees shall be fully earned through the Maturity Date and shall be payable monthly in advance, on the first day of each month following the Third Amendment Effective Date.”

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6.8 Concerning Fess.

Section 2.15(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(b) In connection with an increase in the Revolving Credit Loan Ceiling requested by the Borrower which increases the Revolving Credit Loan Ceiling to an amount in excess of $15,000,000, Agent reserves the right to negotiate with the Borrower for the assessment of additional fees, including fees for the benefit of the Agent.”

6.9 Procedures for Issuance of L/C’S.

Sections 2.17(b)(i) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“ (i) The aggregate Stated Amount of all L/C’s then outstanding (giving effect to the L/C whose issuance is requested), does not exceed Two Million ($2,000,000) Dollars;”

6.10 Letter of Credit Fees.

Sections 2.18(b)(i), (ii), and (iii) of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

“(i) For each standby L/C: Three percent (3.0%) per annum of the Stated Amount of such standby L/C, payable monthly in arrears, on the first day of each month.

(ii) For each documentary L/C: Three percent (3.0%) per annum of the weighted average of the Stated Amount of such documentary L/ C outstanding at any time during the period since the then most recent payment of such fee, payable monthly in arrears, on the first day of each month, and on the End Date.

(iii) Notwithstanding Subsections (i) and (ii), following the occurrence of any Event of Default (and whether or not the Agent exercises the Agent’s rights on account thereof), the above fees, at the option of the Agent, shall be two percent (2%) per annum above the applicable rates above.”

6.11 Additional Covenants.

Section 4.29 of the Loan Agreement, which was previously reserved, is hereby replaced with the following:

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“4.29 ADDITIONAL COVENANTS.

The Borrower shall not, without the prior written consent of the Agent, except as expressly permitted in this Agreement, any other Loan Documents, or the Final Financing Order and as contemplated by the Budget, do any of the following:

(a) conduct any liquidation of its inventory and/or fixtures and equipment (excluding any store-closing sales conducted pursuant to that certain Order Approving Entry Into Agency Agreement and Sale Procedures and Authorizing the Debtor and the Agent To Conduct the Sale entered by the Bankruptcy Court in the Chapter 11 Case (the “Sale Order”) [Docket No. 223], provided that Borrower shall not designate any Additional Closing Stores (as that term is used in paragraph 22 of the Sale Order) without the prior written consent of Agent;

(b) sell all or any portion of the Pledged CDS Equity or Pledged MDG Equity; provided, however, that the Agent’s consent shall not be required for (i) a sale of the Pledged MDG Equity pursuant to the terms and conditions of that certain Buy-Sell Agreement for Mattress Discounters Group, LLC dated as of January 8, 2010 (the “Buy-Sell Agreement”) or (ii) a sale of the Pledged MDG Equity to a third party for not less than fair market value, so long as, in either case, the full net proceeds of such sale are immediately delivered to Agent for application to the balance of the Revolving Credit pursuant to the terms of Section 2.10(e) hereof, provided further that nothing herein shall modify or amend the Buy-Sell Agreement;

(c) make payments on account of Indebtedness secured by pre-petition liens;

(d) terminate its private-label credit card program; or

(e) permit MDG to effectuate any recapitalization or amendment of the operating agreement of MDG that would have the effect of altering the economic rights of the Pledged MDG Equity (other than pursuant to the Buy-Sell Agreement), provided, however, that nothing herein shall modify or amend any of the Guarantor Documents.”

6.12 Financial Reports. Section 5.8 of the Loan Agreement is hereby amended by adding a new subsection (c) as follows:

“(c) Monthly, within thirty (30) days following the end of each fiscal month of the Borrower, the Borrower shall furnish the Agent with the following:

(i) A copy of each of the monthly financial statements of MDG and CDS, which shall include, at a minimum (with comparative information for the same month in the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders’ equity, and cash flows and, in the case of MDG, accompanied by a certification from MDG as to EBITDA for such monthly period and the twelve-month period then ended; and

(ii) A report of the cash balances for CDS.”

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6.13 Minimum Availability.

Section 5.12 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“5.12 The Borrower shall not permit Excess Availability at any time to be less than the amount equal to $750,000. The Agent may determine the Borrower’s compliance with such covenant based upon financial reports and statements provided by the Borrower to the Agent (whether or not such financial reports and statements are required to be furnished pursuant to this Agreement) as well as by reference to interim financial and collateral information provided to, or developed by, the Agent.”

6.14 The Concentration Account, Blocked, Operating Accounts and Investment Accounts. Section 7.3(a) of the Loan Agreement is hereby amended by deleting subsection (a) in its entirety and the following substituted therefor:

“(a) The following deposit accounts have been or will be established (and are so referred to herein):

(i) The “Concentration Account”: The deposit account no. 4122025331 with Wells Fargo Bank, N.A. or any other bank satisfactory to the Agent, into which Borrower shall deposit, or cause to be deposited, proceeds of Collateral and from which the Borrower shall not make disbursements.

(ii) The “Blocked Account(s)”: Each deposit account now existing or hereafter established by the Borrower with (A) JP Morgan Chase, (B) Wells Fargo Bank, N.A. and (C) any other banks satisfactory to the Agent, into which Borrower shall deposit, or cause to be deposited, proceeds of Collateral and from which the Borrower shall not make disbursements.

(iii) The “Operating Account”: The deposit account no 4122025349 with Wells Fargo Bank, N.A. or another deposit account hereafter established by the Borrower with any bank satisfactory to Agent), from which disbursements may be made and into which advances under the Revolving Credit may be deposited.”

6.15 The Concentration Account, Blocked, Operating Accounts and Investment Accounts. Section 7.3(e) of the Loan Agreement is hereby amended by deleting subsection (a) in its entirety and the following substituted therefor:

“(e) Notwithstanding anything to the contrary contained in this Section 7.3 or elsewhere in this Agreement, each Blocked Account Agreement (other than any Control Agreement in respect of any Investment Account) shall provide (except as the Agent may otherwise agree in writing) that all amounts in the applicable Blocked Account shall be remitted to the Concentration Account or such other account as the Agent may specify. On each Business Day, the Borrower shall cause all funds in the Concentration Account to be remitted to an account specified by Agent.”

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6.16 SwingLine Loans.

Notwithstanding anything to the contrary in the Loan Documents, no outstanding Revolving Credit Loans, and no future Revolving Credit Loans, shall constitute SwingLine Loans. Borrower shall not request, and Agent and Lenders shall have no obligation to provide, any SwingLine Loans.

6.17 Appraisals and Audits.

Notwithstanding anything to the contrary contained in the Loan Documents, Agent shall have the right to (a) obtain such number of appraisals of the Inventory and Real Property of Borrower and Guarantor as Agent reasonably determines is necessary or appropriate and (b) conduct such number of commercial finance audits of the books and records of Borrower and Guarantor as Agent reasonably determines is necessary or appropriate, in each instance, at the cost and expense of Borrower.

6.18 Sale of Assets, Consolidation, Merger, Disabilities, Etc.

Notwithstanding anything to the contrary contained in the Loan Documents, Borrower shall not directly or indirectly sell, transfer, lease, encumber, return, or otherwise dispose of any portion of the Collateral, or any other assets of Borrower, including, without limitation, assume, reject, or assign any leasehold interest or enter into any agreement to return Inventory to vendors, whether pursuant to section 546 of the Bankruptcy Code or otherwise, without the prior written consent (electronic mail is sufficient) of Agent (and no such consent shall be implied, from any other action, inaction or acquiescence by Agent or any Lender), except for (i) sales of Borrower’s Inventory, (ii) returns of damaged, defective, or otherwise unsalable inventory, each in the ordinary course of its business, and (iii) the sale of the Pledged MDG Equity in accordance with the terms and conditions of Section 4.29(b) of the Loan Agreement, as amended hereby.

6.19 Additional Events of Default.

The occurrence or existence of any one or more of the following events shall constitute an additional “Event of Default” under the Loan Documents:

(a) any failure of Borrower to comply with the terms and conditions of this Agreement, or any breach by Borrower of any representation or warranty made by Borrower in this Agreement;

(b) any failure of Borrower to repay in full, in cash, all Liabilities on or before the Termination Date;

(c) the occurrence of any condition or event which permits Agent or Lenders to exercise any of the remedies set forth in the Final Financing Order, including, without limitation, any “Event of Default” (as defined in the Final Financing Order);

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(d) the grant of a lien on or other interest in any property of any Borrower or Guarantor, other than a lien or encumbrance permitted by the Final Financing Order or expressly permitted by the Loan Agreement, that is superior to or ranks in parity with Agent’s and Lenders’ security interest in or lien upon the Collateral;

(e) the grant of an administrative expense claim in the Chapter 11 Case, other than such administrative expense claims permitted by the Final Financing Order, that is superior to or ranks in parity with Agent’s and Lenders’ Superpriority Claim (as defined in the Final Financing Order);

(f) any material portion of the Collateral becomes subject to surcharge or marshalling;

(g) the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code to allow any creditor to execute upon or enforce a lien on any Collateral having a value in a material amount as reasonably determined by the Lender or which would have a Material Adverse Effect;

(h) the Borrower (1) obtains or seeks approval to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code (unless such financing is proposed to refinance and pay the obligations in full in cash under the debtor-in-possession facility with the termination of all related lending commitments thereunder), (2) grants or seeks approval to grant any lien (other than Permitted Encumbrances) upon or affecting any cash collateral under Section 363(c) of the Bankruptcy Code without the prior written consent of the Agent and Lenders, or (3) files any action or challenge against the Agent or Lenders under the debtor-in-possession facility;

(i) the Final Financing Order or the Supplemental Order shall be modified, reversed, revoked, remanded, stayed, rescinded, vacated, or amended on appeal or by the Bankruptcy Court without the prior written consent of Agent (and no such consent shall be implied from any other authorization or acquiescence by Agent or any Lender);

(j) the filing of a plan of reorganization or liquidation by or on behalf of Borrower in the Chapter 11 Case, to which Agent has not consented in writing (electronic mail being sufficient), that does not provide for payment in full in cash of all Liabilities on the effective date thereof in accordance with the terms and conditions of the Loan Documents;

(k) the confirmation of any plan of reorganization or liquidation in the Chapter 11 Case, to which Agent has not consented to in writing, that does not provide for payment in full in cash of all Liabilities on the effective date thereof in accordance with the terms and conditions of the Loan Documents;

(l) any actual or asserted impairment of any guarantee or security document or security interests granted to Agent for the benefit of the Lenders;

(m) any reportable event as described under ERISA, which Agent in good faith believes to constitute sufficient grounds for termination of any Employee Benefit Plan or for the appointment of a trustee to administer any Employee Benefit Plan, has occurred and is continuing thirty (30) days after Borrower gives notice to Agent of such reportable event; or a

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trustee is appointed by an appropriate court to administer any Employee Benefit Plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate or appoint a trustee to administer any Employee Benefit Plan; or Borrower or any ERISA Affiliate files for a distress termination of any Employee Benefit Plan under Title IV of ERISA; or Borrower or any ERISA Affiliate fails to make any quarterly Employee Benefit Plan contribution required under Section 412(m) of the Internal Revenue Code of 1986, as amended from time to time), which Agent in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on Borrower’s assets in favor of the Employee Benefit Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Employee Benefit Plan which could reasonably be expected to result in a material liability by Borrower to the Employee Benefit Plan under Title IV of ERISA;

(n) The Board of Managers of MDG shall adopt any resolutions that have a material adverse effect on the economic value of MDG; and

(o) Any of the Guarantor Documents shall not be in full force and effect, effective to guaranty the Obligations and grant in favor of Agent, for the benefit of the Lenders, a valid and effective first priority lien on all or substantially all of the assets of MDG (in each case, subject to the limitations set forth in the Guarantor Documents).

6.20 Reserves.

Agent shall be permitted to establish and maintain, in addition to and not in limitation of all other Reserves, (a) the Carve-Out Expenses Reserve provided for in Section 2.3 of the Final Financing Order, (b) Reserves to reflect the value of Inventory at leased locations with respect to which the lease therefor has not been assumed at least forty-five (45) days prior to the expiration of the applicable period to assume or reject the leases at such locations or as to which there has been filed a landlord’s motion to compel the assumption or rejection of the lease, (c) Reserves to reflect the amount of any senior liens or claims in or against the Collateral that, in Agent’s reasonable determination, have priority over the liens and claims of Agent and Lenders, (d) Reserves to reflect the amount of priority or administrative expense claims that, in Agent’s reasonable determination, require payment during the Chapter 11 Case, and (e) Availability Reserves to reflect Bank Product Obligations, to the extent such Bank Product Obligations are not fully cash collateralized. The amount of the Reserve established in respect of the Carve-Out (as defined in the Final Financing Order) shall be equal to $500,000.

6.21 Repayment in Full.

(a) If, upon repayment of the Liabilities and termination of the Loan Documents, any L/Cs remain outstanding, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the applicable Lenders (such account, the “Cash Collateral Account”), an amount in cash equal to 105% of the aggregate undrawn Stated Amount of the outstanding L/Cs as of such date plus the amount of any fees and expenses payable under the Loan Agreement with respect to such L/Cs through the end of the latest expiration date of such L/Cs and any accrued and unpaid interest thereon (the “L/C Exposure”). Such deposit shall be held

BOS 46,869,300v9	26

by the Agent as collateral for the payment and performance of the Liabilities with respect to such L/Cs, all of which shall survive such termination. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposit, which investments shall be in direct short term obligations of, or short term obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, such deposit shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Cash Collateral Account. Moneys in such Cash Collateral Account shall be applied by the Agent to reimburse the Issuer for L/C disbursements for which the Issuer has not been reimbursed and, to the extent not so applied, shall be held as cash collateral for the satisfaction of the Liabilities of Borrower for the L/C Exposure at such time. Within three (3) Business Days following the expiration of each outstanding L/C and the payment of all L/C Exposure related thereto, the amount remaining on deposit in the Cash Collateral Account with respect to such L/C shall be returned to the Borrower (or transferred to such Person as the Borrower directs).

(b) In connection with any repayment of all Liabilities, including on the Termination Date, Borrower shall (i) repay in full all Liabilities, including principal, interest, fees, and expenses (including actual and reasonable legal fees and expenses) and (ii) remit to Agent cash collateral for outstanding L/Cs in the amount and manner described above.

6.22 Amendment to Exhibit 2.21(a).

Exhibit 2.21(a), entitled “Commitments.” shall be deleted in its entirety and replaced with the new Exhibit 2.21(a) attached to this Agreement.

7. WAIVER OF DIP FACILITY FEE.

Upon payment of the Closing Fee contemplated by Section 2.14(a) of the Loan Agreement (as modified by this Agreement), Agent and Lenders hereby unconditionally and forever waive the debtor-in-possession financing facility fee in the amount of $130,000 that was originally due on December 31, 2011, as set forth in section 8.2 of the Ratification Agreement.

8. RELEASE.

8.1 Release of Pre-Petition Claims.

Borrower hereby confirms, reaffirms, and restates the releases set forth in Section 9.1 of the Ratification Agreement as of the Third Amendment Effective Date, and acknowledges that such releases shall fully inure to the benefit of Agent and Lenders (each as a successor-in-interest to Wells Fargo) and their respective successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, and other representatives.

BOS 46,869,300v9	27

8.2 Releases Generally.

(a) Borrower understands, acknowledges, and agrees that the releases set forth in the Ratification Agreement and reaffirmed above as of the Third Amendment Effective Date, may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit, or other proceeding that may be instituted, prosecuted, or attempted in breach of the provisions of such releases.

(b) Borrower agrees that no fact, event, circumstance, evidence, or transaction that could now be asserted or that may hereafter be discovered shall affect in any manner the final and unconditional nature of the releases set forth in the Ratification Agreement and reaffirmed above and, when made, Section 8.2 hereof.

9. CONDITIONS PRECEDENT.

The effectiveness of this Agreement, and Agent’s and Lenders’ obligation to extend to Borrower further Revolving Credit Loans, advances, or other financial accommodations hereunder, shall be subject to satisfaction, as determined by Agent, of the following conditions precedent (which, with respect to further Revolving Credit Loans and other financial accommodations, shall be continuing conditions precedent):

9.1	the receipt by Agent of an original (or electronic copy) of this Agreement, duly authorized, executed, and delivered by Borrower and Lenders;

9.2	the Bankruptcy Court shall have entered the Supplemental Order on terms and conditions acceptable to Agent;

9.3	Borrower shall furnish to Agent and Lenders all financial information, projections, budgets, business plans, cash flows, and such other information as Agent and Lenders shall reasonably request from time to time;

9.4	no trustee, examiner, or receiver or the like shall have been appointed or designated with respect to Borrower, as debtor and debtor-in- possession, or its respective business, properties, and assets and no motion or proceeding shall be pending seeking such relief;

9.5	satisfactory review by counsel for Agent of legal issues attendant to the post-petition financing transactions contemplated hereunder;

9.6	other than the voluntary commencement of the Chapter 11 Case, no material impairment of the priority of Agent’s and Lenders’ security interests in the Collateral shall have occurred from the date of the latest field examinations of Agent and Lenders to the Petition Date; and

9.7	no Event of Default (other than an Existing Default) shall have occurred or be existing under any of the Loan Documents.

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10. MISCELLANEOUS.

10.1 Amendments and Waivers.

Neither this Ratification Agreement nor any other instrument or document referred to herein or therein may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought.

10.2 Further Assurances.

Borrower shall, at its expense, at any time or times duly execute and deliver, or shall use its best efforts to cause to be duly executed and delivered, such further agreements, instruments, and documents, including, without limitation, additional security agreements, collateral assignments, UCC financing statements or amendments or continuations thereof, landlord’s or mortgagee’s waivers of liens and consents to the exercise by Agent and Lenders of all the rights and remedies hereunder, under any of the other Loan Documents, the Final Financing Order, or applicable law with respect to the Collateral, and do or use its best efforts to cause to be done such further acts as may be reasonably necessary or proper in Agent’s opinion to evidence, perfect, maintain, and enforce the security interests of Agent and Lenders, and the priority thereof, in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement, any of the other Loan Documents, or the Final Financing Order.

10.3 Headings.

The headings used herein are for convenience only and do not constitute matters to be considered in interpreting this Agreement.

10.4 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by electronic mail (PDF), telefacsimile, or other method of electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the Parties.

10.5 Additional Events of Default.

The Parties acknowledge, confirm, and agree that the failure of Borrower or Guarantor to comply with any of the covenants, conditions, and agreements contained herein or in any other agreement, document, or instrument at any time executed by such Borrower or Guarantor in connection herewith shall constitute an Event of Default under the Loan Documents.

BOS 46,869,300v9	29

10.6 Costs and Expenses.

In addition to all other fees and expenses payable by the Borrower or Guarantor to Agent and Lenders under the Loan Documents, the Borrower shall reimburse Agent and Lenders for all costs and expenses, including reasonable actual and reasonable legal fees and expenses, incurred by Agent or any Lender in the structuring, negotiation, arrangement, or preparation of this Agreement, the Supplemental Order, the Loan Documents, and the agreements, documents, and/or instruments to be executed in connection herewith or contemplated hereby. Agent shall provide Borrower, the Office of the United States Trustee, and any statutory committee appointed in the Chapter 11 Case with copies of invoices for all such fees and expenses, redacted as necessary to remove any attorney-client privileged information. Borrower, the Office of the United States Trustee, and any statutory committee appointed in the Chapter 11 Case shall have the right to object to reimbursement by the Debtor of any such fees and expenses within seven (7) days of receipt of such invoices therefor. Any such fees and expenses not objected to within such seven (7) day period shall be added to the Post-Petition Liabilities and shall be payable in accordance with the terms of the Loan Documents.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SALUS CAPITAL PARTNERS, LLC

By:	/s/ Kyle Shonak
Name:
Title:

ROOMSTORE, INC.

By:	/s/ Lewis M. Brubaker, Jr.
Name:
Title:

[Signature Page to Third Amendment to Loan and Security Agreement and First Amendment to Ratification Agreement]

BOS 46,869,300v9

EXHIBIT 2.21(a)

Commitments

Lender	Dollar Commitment	Percentage Commitment
Salus Capital Partners, LLC	$15,000,000	100%
Total:	$15,000,000	100%

BOS 46,869,300v9